EXHIBIT 99.1

Image Contact:

Jeff Framer

818.407.9100 ext. 299

jframer@image-entertainment.com

IMAGE ENTERTAINMENT INC. ANNOUNCES THE RESIGNATION OF DIRECTOR STUART SEGALL

Board and Management Team Recognize 12 Years of Commitment and Support

CHATSWORTH, CA (April 4, 2003) — Image Entertainment, Inc. (NASDAQ: DISK), a leading licensee and distributor of DVD programming in North America, today announced the resignation of Director, Stuart Segall.  Mr. Segall, who has served as a director since April 1981, is stepping down to focus his energies on his growing business, Stu Segall Productions.

“We are very grateful for Stu’s service over the last 12 years and wish him continued success in his business,” said Martin W. Greenwald, Chief Executive Officer.

About Image Entertainment, Inc.

Image Entertainment, Inc. is a leading licensee and distributor of DVD programming in North America, with in excess of 2,400 exclusive DVD titles in domestic release. The Company also has exclusive videocassette, broadcast, video on demand, audio, streaming video and download rights for many of its exclusive properties. The Company is headquartered in Chatsworth, California and maintains a domestic distribution facility in Las Vegas, Nevada. Image maintains international distribution through its sublicense agreements for available programming on DVD and videocassette, as well as broadcast. The Company has one of the largest selections of DVDs available online through its e-commerce subsidiary, DVDPlanet, at www.dvdplanet.com. For more information on Image Entertainment, Inc., please go to www.image-entertainment.com.